EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated February 25, 2000, with respect to the consolidated financial statements of NFO Worldwide, Inc. and subsidiaries as of December 31, 1999, and for each of the years in the two-year period ended December 31, 1999, which appears in the Current Report on Form 8-K of the Company filed on September 18, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement. It should be noted that we have not audited any financial statements of NFO Worldwide, Inc. subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

/s/ Arthur Andersen LLP
New York, New York
February 4, 2002